AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

RSE ARCHIVE MANAGER, LLC

A DELAWARE LIMITED LIABILITY COMPANY

The undersigned member (the “Member”) hereby, and with the filing of a certificate of formation, forms a limited liability company pursuant to and in accordance with the Limited Liability Company Act of the State of Delaware, as amended from time to time (the “Act”), and hereby declares the following to be the Amended and Restated Limited Liability Company Agreement of such limited liability company (this “Agreement”):

1.Name.  The name of the limited liability company is RSE Archive Manager, LLC (the “Company”).

2.Purposes.  The Company shall have the power to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

3.Office.  The principal office of the Company is 250 Lafayette Street, 2nd Floor, New York, New York, 10012.

4.Member.  The name and the business, residence or mailing address of the Member is as follows:

Rally Holdings LLC

250 Lafayette Street, 2nd Floor

New York, New York, 10012

5.Capital Contributions.  The Member shall make a cash capital contribution to the Company from time to time as approved by the Member (the “Capital Contribution”).  In exchange, the Member shall have 100% Membership Interest in the Company (the “Membership Interest”).  The Member is not required to make any contributions of cash, assets or other property to the Company in excess of his Capital Contribution (but may do so at his election).

6.Management.  The business and affairs of the Company shall be managed by the Member.

7.Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

8.Distributions.  The Company shall make distributions to the Member at the times and in the aggregate amounts determined by the Member.

9.Assignments.  The Member may assign all or any part of its Membership Interest at any time, and, unless the Member otherwise provides, any transferee shall become a substituted member automatically.  In such event, this Agreement shall be amended in accordance with Section 16 hereof to reflect the new member(s).

10.Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the written consent of the Member or (b) an event of dissolution of the Company under the Act.

11.Distributions upon Dissolution.  Upon the occurrence of an event set forth in Section 10 hereof, the Member shall be entitled to receive, after paying or making reasonable provision for all of the Company’s creditors to the extent required by the Act, the remaining funds of the Company.

12.Withdrawal.  The Member may withdraw from the Company at any time.

13.Limited Liability.  The Member shall not have any liability for the obligations of the Company except to the extent required by the Act.  No member, officer or other manager of the Company shall be liable to the Company, any member, any officer or any manager of the Company for any and all liabilities for breach of contract or breach of duties (including fiduciary duties) of a member, manager or officer of the Company, except for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

14.Officers and Agents.  The Member may appoint or designate a president, chief executive officer, chief financial officer, one or more vice-presidents, secretary, treasurer and such other officers or agents of the Company as the Member may determine.

15.Indemnification.  To the fullest extent permitted by applicable law, the Member, any affiliate of the Member, any officers, directors, shareholders, members, partners or employees of the affiliate of the Member, and any officer, employee or expressly authorized agent of the Company or its affiliates (collectively, “Covered Person”), shall be entitled to indemnification from the Company for any loss, damage, claim or liability incurred by such Covered Person by reason of any act or omission performed, or omitted to be performed, or alleged to be performed or omitted to be performed, by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Operating Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage, claim or liability incurred by such Covered Person by reason of his gross negligence, actual fraud or willful misconduct with respect to such acts or omissions.

16.Amendment.  This Agreement may be amended only in a writing signed by the Member.  The business purpose to which the Company’s activities are directed shall not be changed in the absence of an amendment to this Agreement effected in accordance with the terms of this Section 16.

17.Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Limited Liability Company Agreement of RSE Archive Manager, LLC, to be executed as of the 5th day of May 2021.

SOLE MEMBER:

Rally Holdings LLC., a Delaware limited liability company

By: /s/ George Leimer

Name:George Leimer

Title: Chief Executive Officer